Exhibit 16.2

March 25, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:     American Leisure Holdings, Inc.
        Commission File Number 333-48312

We have read the statements that we understand American Leisure Holdings, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Bateman & Co., Inc., P.C.
-----------------------------
Bateman & Co., Inc., P.C.